UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2008

Tupperware Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14901 South Orange Blossom Trail	32837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Tupperware Brands Corporation announced today that its Chairman and CEO, Rick Goings, 62, has entered into a pre-arranged non-discretionary stock trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934. The stock trading plan is designed to permit systematic sales by Mr. Goings over time as part of his individual long-term strategy for asset diversification and estate planning. Under the plan, over the next 12 months Mr. Goings will sell a maximum of 200,000 shares of the Company’s common stock so long as the market price is higher than threshold prices specified in the plan. The shares to be sold by Mr. Goings are already owned by him or will be acquired through the exercise of employee stock options.

Rule 10b5-1 permits an insider to implement a written prearranged trading plan entered into at a time when the insider is not aware of any material nonpublic information and allows the insider to trade on a regularly scheduled basis as specified in the plan regardless of any material nonpublic information about the company thereafter received by the insider.

Over the next several months, Mr. Goings also anticipates retiring a loan, advanced under the Company’s Management Stock Purchase Plan that matures in October, against which Company shares are pledged. Settlement of the loan through the surrender of a portion of the pledged shares is permitted under the loan document. In addition, Mr. Goings plans to donate shares to a charitable foundation. All transactions will be disclosed in Forms 4, and if appropriate, by Forms 144 filed with the Securities and Exchange Commission.

Mr. Goings presently is in full compliance with the Company’s stock ownership requirement for its executive officers that in his case requires that he own Company stock with a market value of 5 times his base salary. It is expected that after the transactions described above are completed, Mr. Goings will continue to be in compliance with this requirement. His current ownership of Company stock and the options he holds to acquire Company stock are as follows:

Shares owned (sole and shared ownership)	335,253
Shares under vested options	1,549,700
Shares under unvested options	244,500
Restricted stock	136,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION
(Registrant)

Date: May 15, 2008

/s/ Thomas M. Roehlk
Thomas M. Roehlk
Executive Vice President, Chief Legal Officer and Secretary